EXHIBIT 10.4

FIRST AMENDMENT TO THE AMENDED AND RESTATED

CASINO OPERATING CONTRACT

DATED APRIL 1, 2020

This First Amendment to the Amended and Restated Casino Operating Contract dated April 1, 2020, by and between the state of Louisiana by and through the Louisiana Gaming Control Board (“the Board”) and Jazz Casino Company, L.L.C. (“the Casino Operator”), is made, and entered into as of the 9th day of April 2020, and made effective as of the 1st day of April, 2020.

RECITALS

WHEREAS, on the 13th of March, 2020, the Governor of the state of Louisiana, John Bel Edwards, by Proclamation No. 27 JBE 2020, authorized all state agencies to extend any non-essential deadline for a period of no longer than 30 days if deemed necessary to respond to the threat of COVID-19; and

WHEREAS, on the 16th day of March, 2020, the Governor issued Proclamation No 30 JBE 2020, ordering the closure of all casinos until April 13, 2020; and

WHEREAS, on the 16th day of March, 2020, the Chairman of the Louisiana Gaming Control Board, Ronnie Jones, ordered the cessation of all gaming operations at the land-based casino operated by the Casino Operator for the period March 17, 2020 to March 30, 2020; and

WHEREAS, the aforementioned order of the Chairman of the Board was extended first on the 23rd day of March, 2020, until April 12, 2020, and then again on the 7th day of April 2020, until April 30, 2020; and

WHEREAS, on the 2nd day of April, 2020, the Governor issued Proclamation No. 41 JBE 2020, both authorizing all state agencies to further extend any non-essential deadline for period of no longer than 30 days and ordering the closure of all casinos through April 30, 2020, or as extended by any subsequent Proclamation, unless terminated sooner; and

WHEREAS, the parties hereto desire to amend the Amended and Restated Casino Operating Contract dated April 1, 2020 (“the COC”) to provide for the delayed payment of certain obligations of the Casino Operator pursuant to the COC,

NOW THEREFORE, the Board and the Casino Operator hereby amend the COC as follows:

SECTION 6.1(c)(i) is hereby amended to allow for the payment of the State Supplemental Payment owed to the state ($17,500,000) as follows: 1) one half ($8,750,000) on or before the second business day following the Casino Operator’s receipt of a copy of this amendment that is fully executed by the parties hereto; and 2) one half ($8,750,000) on or before the date that is thirty (30) days following the date on which all closure orders issued by the state, the Board, and the City of New Orleans, including any extensions thereof, that require Harrah’s New Orleans Casino to be closed (collectively, “the Closure Orders”), have expired, terminated, or been rescinded and are no longer in effect.

SECTION 6.1(c)(ii) is hereby amended to allow for the payment of the City Supplemental Payment owed to the City of New Orleans ($7,500,000) in accordance with the terms of a written agreement by and among the City of New Orleans, the New Orleans Building Corporation, and the Casino Operator, a copy of which is attached hereto and incorporated herein as Exhibit “A”.

SECTION 6.1(d)(i) is hereby amended to allow for the payment of the Annual Supplemental Payment owed to the state ($3,400,000) for the annual period that commenced on October 1, 2019, as follows: 1) one half ($1,700,000) on or before the second business day following the Casino Operator’s receipt of a copy of this amendment that is fully executed by the parties hereto; and 2) one half ($1,700,000) on or before the date that is thirty (30) days following the date on which all of the Closure Orders issued have expired, terminated, or been rescinded and are no longer in effect.

SECTION 6.1(d)(iii) is hereby amended to allow for the payment of the first three (3) quarterly installments ($1,500,000 x 3 = $4,500,000) of the Annual City Payment ($6,000,000) owed to the City of New Orleans for the Annual City Payment Period that commenced on August 1, 2019 in accordance with the terms of the written agreement by and among the City of New Orleans, the New Orleans Building Corporation, and the Casino Operator, a copy of which is attached hereto and incorporated herein as Exhibit “A”.

SECTIONS 6.3 and 6.5 are hereby amended to allow the Casino Operator to suspend making the Daily Payments for the time period beginning April 1, 2020 and ending on the earlier to occur of the date on which Harrah’s New Orleans Casino reopens to the public for business or the date on which the Casino Operator or any affiliate or parent company of the Casino Operator receives any business interruption insurance proceeds with respect to the closure of Harrah’s New Orleans Casino. It is agreed that the amount of the Daily Payment due to the state during the period of suspension provided for herein is $164,383.56 per day.

The Casino Operator understands and agrees that the amendments made herein are intended to suspend the due dates of the referenced payments owed to the state and the City of New Orleans under the COC and in no event are the amendments to be deemed a forgiveness of the Casino Operator’s obligation to make the payments in full.

The Casino Operator agrees to pay, and the state and the Board agree to accept, the payments as provided for herein.

This amendment is an amendment to the COC, and is not, and shall not be construed as a novation of the COC. None of the obligations or rights hereunder of the Casino Operator or the Board shall inure to or be enforceable by any person other than the Casino Operator or the Board, except the City of New Orleans, but only to the extent that is affects the City Supplemental

Payment or the Annual City Payment, the payment of which is suspended hereby and by the written agreement of the City, the New Orleans Building Corporation, and the Casino Operator as provided for hereinabove.

This amendment may be signed in any number of counterparts with the same effect as if the signatures thereto were upon the same document. The parties agree that the execution and delivery of this letter agreement may occur by email delivery of PDFs of scanned signature pages. The Casino Operator will execute and deliver its signature pages prior to the Board’s consideration of this amendment.

All other terms and conditions of the COC shall remain unchanged. All capitalized terms used but not defined herein shall have the meaning provided in the COC.

JAZZ CASINO COMPANY, L.L.C.

/s/ Eric Hession
Eric Hession, Chief Financial Officer and Treasurer
Date: April 9, 2020

The State of Louisiana, by and through the
LOUISIANA GAMING CONTROL BOARD

/s/ Ronnie Jones
Ronnie Jones, Chairman
Date: April 9, 2020

Exhibit A

New Orleans Building Corporation

1111 Canal Street, Suite 400

New Orleans, Louisiana 70112

April 3, 2020

Jazz Casino Company, LLC

Attention: Dan Real

8 Canal Street

New Orleans, Louisiana 70130

City of New Orleans

Attention: The Honorable LaToya Cantrell

1300 Perdido Street

New Orleans, Louisiana 70112

Dear Mayor Cantrell and Mr. Real:

Jazz Casino Company, L.L.C. (“JCC”), as Tenant, the New Orleans Building Corporation (“NOBC”), as Landlord, and the City of New Orleans (the “City”), as Intervenor, have entered into the Second Amended and Restated Lease Agreement dated effective April 3, 2020 (the “Lease”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Lease.

Pursuant to LSA R.S. 27:247, JCC currently owes the City $4,500,000 in installments of the “City Support Payment” described in Section 4.3.1(c) of the Lease, which payment is also known as the casino support services payment (collectively, the “Outstanding CSP Installments”). Pursuant to Section 4.3.1(a) of the Lease, JCC is required to pay the City the “City Supplemental Payment” in the amount of $7,500,000, in accordance with the terms of the Lease. Pursuant to Section 4.7.1 of the Lease, JCC is required to pay NOBC two one-time payments totaling $28,500,000 (together with the $7,500,000 City Supplemental Payment, the “One-Time Payments”) in accordance with the terms of the Lease.

The Outstanding CSP Installments and the One-Time Payments are collectively defined herein as the “Payments.”

JCC has requested certain leniencies from the City and NOBC with regard to the Payments. NOBC and the City are aware that JCC has closed the Casino in accordance with orders from the State Gaming Control Board, Mayor LaToya Cantrell, as well as Proclamation Number JBE 2020-30, in which Governor John Bel Edwards ordered, inter alia, all casinos in the State of Louisiana to close in response to the COVID-19 pandemic. As a result, NOBC and the City are willing to grant certain leniencies in accordance with the terms and conditions of this letter agreement.

Notwithstanding anything to the contrary contained in the Lease, NOBC and the City agree that they will not take any action to enforce any rights or remedies available to them under the Lease or applicable law with respect to the Payments and JCC will not be in breach of its obligations under the Lease with respect to the Payments, subject to the following payment terms:

•

Within two business days of the Effective Date of the Lease, JCC will pay to the City a total of $22,500,000, by electronic wire, which NOBC, JCC and the City agree shall consist of the full amount of the Outstanding CSP Installments and $18,000,000 of the total One-Time Payments.

•

On or before the date that is thirty (30) days after the date that the Casino is permitted to be reopened pursuant to all applicable Governmental Requirements, JCC will pay to the City a total of $18,000,000, by electronic wire, comprising the remaining balance of the One-Time Payments.

Except as expressly set forth in this letter agreement, JCC will make all payments due under the Lease in accordance with the terms of the Lease, including, without limitation, the recurring quarterly installments of the City Support Payment, with an installment of $1,500,000 to be paid by May 1, 2020, the Rent, the Minimum Payments, the Second Floor Rent, the School Support Payment, the marketing payment set forth in Section 19.3 of the Lease, the community grants program payment set forth in Section 5.6 of the Lease, and the payment set forth in Section 5.7 of the Lease.

On or before the date that is ten (10) days after JCC’s delivery to NOBC and the City of a written request for an updated estoppel certificate in connection with the VICI Sale-Leaseback Transaction, NOBC and the City agree to execute and deliver to JCC and VICI an estoppel certificate that is substantially in the form of the estoppel certificate attached to the Lease as Exhibit “O”.

Except as expressly set forth in this letter agreement, all of the terms of the Lease remain unmodified and in full force and effect, and NOBC and the City reserve all rights and remedies available to them under the Lease and applicable law.

Please indicate your acknowledgment and acceptance of the terms and conditions of this letter agreement by signing in the space provided below.

Sincerely,

NEW ORLEANS BUILDING CORPORATION

By:	/s/ Cynthia M. Connick
Cynthia M. Connick
Chief Executive Officer

APPROVED AND ACCEPTED
this 3rd day of April, 2020:

JAZZ CASINO COMPANY, LLC

By:	/s/ Dan Real
Dan Real
Authorized Signatory

THE CITY OF NEW ORLEANS

By:	/s/ LaToya Cantrell
LaToya Cantrell
Mayor